Exhibit 99.2



Item 5.    Market for Registrant's Common Equity, Related Stockholder Matters
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           and Issuer Purchases of Equity Securities.
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        The common shares of the Company are traded on the NYSE and Pacific
Exchange, Inc. under the symbol LUK. The following table sets forth, for the calendar periods indicated, the high and low sales price per common share on the consolidated transaction reporting system, as reported by the Bloomberg Professional Service provided by Bloomberg L.P.

                                                               COMMON SHARE
                                                               ------------
                                                           HIGH            LOW
                                                           ----            ---

           2002
           ----
           First Quarter                                   $24.03        $18.67
           Second Quarter                                   25.44         20.63
           Third Quarter                                    24.25         18.41
           Fourth Quarter                                   26.85         21.90

           2003
           ----
           First Quarter                                   $25.73        $21.73
           Second Quarter                                   26.29         23.86
           Third Quarter                                    26.27         24.22
           Fourth Quarter                                   30.79         25.19

           2004
           ----
           First Quarter (through March 5, 2004)           $35.83        $30.69


        As of March 5, 2004, there were approximately 3,053 record holders of the common shares.

        In 2003 and 2002, the Company paid cash dividends of $.17 per common share. The payment of dividends in the future is subject to the discretion of the Board of Directors and will depend upon general business conditions, legal and contractual restrictions on the payment of dividends and other factors that the Board of Directors may deem to be relevant.

        In connection with the declaration of dividends or the making of distributions on, or the purchase, redemption or other acquisition of common shares, the Company is required to comply with certain restrictions contained in certain of its debt instruments. The Company's regulated subsidiaries are restricted in the amount of distributions that can be made to the Company without regulatory approval. For further information, see Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Report.




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        Certain subsidiaries of the Company have significant net operating loss carryforwards ("NOLs") and other tax attributes, the amount and availability of which are subject to certain qualifications, limitations and uncertainties. In order to reduce the possibility that certain changes in ownership could impose limitations on the use of the NOLs, the Company's certificate of incorporation contains provisions which generally restrict the ability of a person or entity from accumulating five percent or more of the common shares and the ability of persons or entities now owning five percent or more of the common shares from acquiring additional common shares. The restrictions will remain in effect until the earliest of (a) December 31, 2005, (b) the repeal of Section 382 of the Internal Revenue Code (or any comparable successor provision) or (c) the beginning of a taxable year of the Company to which certain tax benefits may no longer be carried forward. The Company intends to seek shareholder approval to extend these restrictions.

        On May 14, 2002, shareholders approved the Company's reorganization from New York, its current state of incorporation, to Bermuda. The Company continues to evaluate the possibility of reorganizing as a Bermuda company and would not implement the reorganization unless the estimated cost of the reorganization is acceptable given the anticipated benefits. If the Board of Directors has not determined to implement the reorganization before the 2005 annual meeting of shareholders, management will either abandon the reorganization or resubmit it for shareholder approval at the 2005 annual meeting of shareholders. In addition, the Board of Directors may determine to abandon the reorganization for other reasons deemed to be in the Company's best interests and/or the best interest of its shareholders.





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